Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), is made effective as of January 8, 2026 (the “APA Effective Date”), by and between:

XYLO Technologies Ltd., a private company organized under the laws of the State of Israel, company registration number 512866971, registered address at 10 Hanechoshet St., Tel Aviv – Yafo 6971072, Israel (the “Seller”); and

SciSparc Ltd., a public company organized under the laws of the State of Israel, company registration number 513581652, registered address at 20 Raoul Wallenberg St., Tel Aviv – Yaffo 6971904, Israel (the “Buyer”).

W I T N E S S E T H :

WHEREAS	the Buyer desires to purchase and acquire from Seller, and the Seller desires to sell, assign and transfer to Buyer the Acquired Assets as existing on the Effective Date for the Transaction Consideration (as such terms are defined below), subject, in each case, to the exceptions, terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the Seller and the Buyer, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	PURCHASE AND SALE

1.1.	Nature of the Transaction and Acquisition and Transfer of Acquired Assets. Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as such term is defined below) the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller all right, title and interest in and to the Acquired Assets defined in this Section 1.1 below, as existing on the Effective Date. The Acquired Assets will be sold, assigned, transferred and conveyed to Buyer on the Closing Date (as defined below) on an “As Is”, “Where Is” and “As Available” basis, with no representations or warranties other than those specifically set forth below. At the Closing and subject to the issuance of the Issued Shares (as defined below), the Acquired Assets will be transferred and assigned to Buyer free and clear of all liens, encumbrances, and other third party rights (other than rights included in the Assumed Liabilities) (“Liens”).

The term “Acquired Assets” means:

(i)	the Patent Rights listed on Schedule 1.1 (the “Transferred Patent Rights”), including all claims and causes of action with respect to any of the foregoing, whether past, present or future, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for infringement; “Patent Rights” means all patents and patent applications (including provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for anywhere in the world, together with all associated patent files.

(ii)	Trademarks and brand names as specifically listed in each of Schedule 1.1 (B) (“Trademarks”) attached hereto.

(iii)	certain rights and obligations under agreements to which Seller is a party, as listed in Schedule 1.1(C) attached hereto (the “Assigned Contracts”).

(iv)	unregistered intellectual property rights owned by Seller that are embodied within the Transferred Patent Rights and Trademarks (such as copyrights, trade secrets, use invention rights, past and future rights to sue for infringement), in each case, if and to the extent existing and related solely to the Transferred Patent Rights and Trademarks (together with the Transferred Patent Rights and Trademarks, collectively, the “Transferred IP Rights”).

1.2.	Excluded Assets. Buyer and Seller expressly understand and agree that the Acquired Assets will not include Seller’s rights, title and assets in and to all other assets of the Seller not specifically listed or described in Section 1.1 above (collectively, the “Excluded Assets”).

1.3.	Assumed Liabilities On the terms and subject to the conditions set forth herein, Buyer shall assume and discharge or perform when due only those Liabilities arising out of or relating to the Acquired Assets from and after the signing of the binding term sheet, dated November 26, 2025 (“Effective Date”), including the use, ownership, possession, operation, sale or lease of the Acquired Assets (collectively, the “Assumed Liabilities”). “Liabilities” means any and all debts, liabilities, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable including to the extent applicable liabilities towards the Israeli Innovation Authority related to the Acquired Assets.

1.4.	Un-Assumed Liabilities. As of the Effective Date, and except as specifically set forth in this Agreement, the Buyer shall not assume, pay, incur or in any way be liable or responsible for any of the Seller’s debts, liabilities or obligations, which are not included in the Assumed Liabilities. It is agreed that to the extent applicable Seller shall assume the liability to the IIA with respect to the payment of the Transaction Consideration.

2.	TRANSACTION CONSIDERATION

2.1	In consideration for the sale, transfer, conveyance, and assignment of all of the Acquired Assets and Assumed Liabilities, the Buyer shall, subject to and upon the Closing, issue to the Seller an amount of ordinary shares, which shall represent as of the Closing Date, 19.99% of the issued and outstanding share capital of the Buyer (respectively, the “Transaction Consideration” and the “Issued Shares”).

2.2	The Buyer may elect at its sole discretion to issue, in lieu (in whole or in part) of the Issued Shares, prefunded warrants to purchase Ordinary Shares, in the form attached hereto as Schedule B (the “Warrant Shares” and “Warrant Certificate”).

2.3	Registration Rights. Buyer shall prepare, and, as soon as practicable but in no event later than 30 days from the Closing Date, file with the Commission a registration statement on Form F-3 covering the resale of all of the Issued Shares (and/or if applicable Warrant Shares) (the “Filing Date”). In the event that Form F-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the Seller. The Company shall use its reasonable best efforts to have the registration statement declared effective by the United States Securities and Exchange Commission (the “Commission”) as soon as practicable, but in no event later than the Effectiveness Deadline. “Effectiveness Deadline” means the date which is the earlier of (x) (i) in the event that the registration statement is not subject to a full review by the Commission, sixty (60) calendar days after the Filing Date or (ii) in the event that the registration statement is subject to a full review by the Commission or in the event that the Company is notified by the Commission to refile the registration statement on Form F-1, ninety (90) calendar days after the Filing Date and (y) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such registration statement will not be reviewed or will not be subject to further review; provided, however, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.

2.4	Taxes. Each party shall bear and pay all of its own taxes according to applicable laws in connection with the performance of the transactions contemplated under this Agreement, including the issuance of the Issued Shares and/or the Warrant Shares.

3.	CLOSING & CLOSING DELIVERABLES

3.1	Closing & Closing Date. Subject to the satisfaction of the conditions set forth in this Section 3 (or the waiver thereof by the party entitled to waive that condition), the closing shall take place by exchange of signed documentation on March 8, 2026 (the “Closing” and the “Closing Date”, respectively).

3.2	Proceedings at Closing. All proceedings taken, and all documents executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously.

3.3	Conditions to Obligations of each Party to effect the Agreement. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

3.3.1	No Law or Order; Illegality. No governmental entity shall have enacted, issued, promulgated, enforced or entered any law, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or preventing consummation of the transactions contemplated by this Agreement.

3.3.2	Accuracy of Representations. Each of the representations and warranties made by the parties in this Agreement shall have been true and correct in all material respects as of the APA Effective Date, and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

3.3.3	No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Buyer’s ownership of the Acquired Assets shall have been issued and remain in effect.

3.4	Documents to be delivered by the Seller at Closing. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

3.4.1	A bill of sale substantially in the form attached hereto as Schedule 3.4.1, dated on the Closing Date according to which the Seller shall transfer to Buyer the Transferred IP Rights;

3.4.2	Copies of all necessary corporate resolutions adopted by the Seller authorizing the execution of this Agreement and the sale of the Acquired Assets to the Buyer in accordance with the terms hereof in the form attached hereto as Schedule 3.4.2; and

3.4.3	Assignment Documents for the due assignment of the Transferred IP Rights, in the forms attached hereto as Schedule 3.4.3(i) (patents) and Schedule 3.4.3(ii) (Trademarks).

3.4.4	Seller obtained the consent of the parties of the Assigned Contracts for the assignment, in the form to be attached as Schedule 3.4.4.

3.4.5	a certificate executed by a duly authorized signatory of Seller, dated as of the Closing, certifying that each of the conditions set forth in Section 4 (Representations, Warranties and Covenants of Seller) has been satisfied.

3.5	Documents to be delivered by the Buyer at Closing. At the Closing Date, the Buyer shall deliver, or cause to be delivered, to the Seller the following:

3.5.1	the applicable restricted book entry statement representing the Issued Shares in the name of the Seller and/or the Pre-Funded Warrants.

3.5.2	Copies of all necessary corporate resolutions on part of the Buyer authorizing the execution of this Agreement, the purchase of the Acquired Assets by the Buyer and issuance of the Issued Shares and/or the Warrant Shares in accordance with the terms thereof in the form attached hereto as Schedule 3.5.2.

3.5.3	a certificate executed by a duly authorized signatory of Buyer, dated as of the Closing, certifying that each of the conditions set forth in Section 5 (Representations, Warranties and Covenants of Buyer) has been satisfied.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Acquired Assets will be purchased by Buyer with no representations or warranties, express or implied, by Seller, other than the following specific representations and warranties which Seller hereby represents and warrants to Buyer that will be true and correct as of date hereof and as of the Closing Date:

4.1	Corporate Organization. The Seller is a corporation duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to execute, deliver and perform each of the Seller Documents (as defined below) and to consummate the transactions contemplated thereby.

4.2	Power & Authority; and no Default Upon Transfer. The Seller has full corporate power and authority to execute and deliver this Agreement, and each other agreement, document, instrument or certificate which it shall deliver to the Buyer at the signing of the Agreement and at the Closing (this Agreement and all of such other agreements, documents, instruments and certificates shall be collectively referred to herein as the “Seller Documents”), and to perform fully its obligations under each of the Seller Documents. The execution, delivery and performance by the Seller of each of the Seller Documents have been duly authorized by all necessary corporate action on the part of the Seller. No other approvals are required in order to consummate the transactions contemplated by any of the Seller Documents (except for any such approval which has heretofore been duly obtained and continues to be in full force and effect). This Agreement has been, and each of the other Seller Documents has been or will at or prior to the Closing be, duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Seller Documents constitutes (or, when executed, will constitute) a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

4.3	Title to Acquired Assets. Seller has, and at the Closing will transfer and deliver to the Buyer, good and valid title to all of the Acquired Assets free and clear of all Liens.

4.4	To the knowledge of Seller, all maintenance and annual fees that are due and payable have been fully paid, and all fees paid during prosecution and after issuance of any patent due and payable have been paid in the correct amounts, in each case with respect to the Transferred Patent Rights.

4.5	Assigned Contracts. Neither Seller nor any other party to the Assigned Contracts, is in material breach of or default under any of such contracts.

4.6	Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to Seller’s actual knowledge, threatened against Seller, before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, that might affect in any way any of the Acquired Assets. To the Seller’s knowledge, there are no judgments, decrees, injunctions or orders of any court, governmental body, department, commission, agency, instrumentality or arbitrator against Seller affecting the assignment of the Acquired Assets.

4.7	Consents. No consent, permit, waiver, approval, or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Seller in connection with the execution and delivery by the Seller of any of the Seller Documents. Notwithstanding the above, for the compliance by the Seller with any of the provisions hereof, including, without limitation, the assignment of any Acquired Assets contemplated by this Agreement, the Seller shall assist the Buyer with such assignment and transfer of any of the above as is required post-Closing.

4.8	No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 4, the Seller does not make any other express or implied representation or warranty.

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of date hereof and as of the Closing Date as follows:

5.1	Corporate Organization. The Buyer is a corporation duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to execute, deliver and perform each of the Buyer Documents (as defined below) and to consummate the transactions contemplated thereby; to own, lease and operate its properties and other assets and to carry on its business as now being conducted. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

5.2	Power & Authority; and No Default. The Buyer has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate which it shall deliver to the Seller at the signing of the Agreement and at the Closing (this Agreement and all of such other agreements, documents, instruments and certificates shall be collectively referred to herein as the “Buyer Documents”) and to perform fully its obligations under each of the Buyer Documents. The execution, delivery and performance by the Buyer of each of the Buyer Documents have been duly authorized by all necessary corporate action on the part of the Buyer. No other approvals are required in order to consummate the transactions contemplated by any of the Buyer Documents (except for any such approval which has heretofore been duly obtained and continues to be in full force and effect). This Agreement has been, and each of the other Buyer Documents has been or will at or prior to the Closing be, duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Buyer Documents constitutes (or, when executed, will constitute) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

5.3	Issued Shares/Warrants. The Issued Shares/Warrants, shall represent at the Closing 19.99% of the issued and outstanding capital stock of Buyer.

5.4	Capital Structure. Buyer capital structure materially conforms to the capital structure described in the Buyer Reports. Except as disclosed in the Buyer Reports (as defined below), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters of which stockholders of Buyer are entitled to vote on. Except as disclosed in Buyer Reports and as set forth herein, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional common stock of Buyer or other equity or voting securities of Buyer or obligating Buyer to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Buyer to repurchase, redeem or otherwise acquire or make any payment in respect of any ordinary shares of Buyer or any other securities of Buyer. There are no agreements or arrangements pursuant to which Buyer is or could be required to register Buyer’ ordinary shares or other securities under the Securities Act or other agreements or arrangements with or among any holders of Buyer or with respect to any securities of Buyer.

5.5	Reports. The Buyer has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof (all such forms, reports and documents, together with all documents filed or furnished on a voluntary basis and all exhibits and schedules thereto, the “Buyer Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each Buyer Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and/or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Buyer Report was filed, and (ii) each Buyer Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, none of the Buyer Reports is the subject of ongoing SEC review or investigation. The financial statements of Buyer included in the Buyer Reports comply in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. The financial statements included in the Buyer Reports have been prepared in accordance with International Financial Reporting Standards (“IFRS”), and fairly represent the financial position of Buyer and as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the omission of certain footnotes. Except as set forth in the Buyer Reports, Buyer has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by IFRS to be set forth on a balance sheet of Buyer or in the notes thereto.

5.6	Litigation. There is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or, to the knowledge of Buyer, threatened, before any court, agency, or other governmental body against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.

5.7	Experience; Receipt of Information. Buyer has such knowledge and experience in financial and business matters in general and in the business of the Seller, in particular, and is capable of evaluating the merits and risks relating to the acquisition of the Acquired Assets. The Buyer has been furnished by the Seller with documents and information regarding the Acquired Assets, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Seller concerning the Acquired Assets.

5.8	Consents. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Buyer in connection with the execution and delivery of any of the Buyer Documents or the compliance by the Buyer with any of the provisions thereof, except with the SEC and as required for the registration of the Issued Shared and/or Warrant Shares.

5.9	Disclosure of Information. The Buyer has had an opportunity to discuss the Seller’s business, operations, properties, prospects, technology, plans, management, financial affairs and the terms and conditions of the offering of the Acquired Assets with the Seller’s management and has had an opportunity to review the Acquired Assets and the business of the Seller.

5.10	Condition of the Acquired Assets. Buyer have made all inspections and investigations of the Acquired Assets deemed necessary or desirable by Buyer. Buyer acknowledges and agrees that (a) it is purchasing the Acquired Assets based on the results of its inspections and investigations, and not on any representation or warranty of Seller not expressly set forth in this Agreement and (b) except as otherwise set forth in this Agreement, the Acquired Assets are sold “as is, where is” and it accepts the Acquired Assets in the condition they are in and at the place where they are located on the Closing. In light of these inspections and investigations and the representations and warranties expressly made to Buyer by Seller herein, Buyer is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 4, NEITHER SELLER, ITS AFFILIATES, NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR WARRANTY AS TO QUALITY, OR ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF ANY TRANSFERRED PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

6.	POST-CLOSING COVENANTS

6.1	Transfer and obtaining of Registrations. The parties shall diligently transfer to Buyer, at Buyer’s sole cost and expense, all registrations concerning the Acquired Assets. In this respect Seller shall provide such information, documents, powers of attorney, and shall provide such instructions and take such actions, etc., all as reasonably required by Buyer and necessary to effect (i) the transfer of the Acquired Assets and the registrations thereof; and (ii) the registration of such transfer of the Acquired Assets and the registrations with the applicable authorities and institutions worldwide in which the Acquired Assets are currently registered in, including but not limited to transfer of the registrations of the Transferred IP Rights with the applicable patent and trademark authorities and institutions, and subject to compliance and fulfillment of Buyer obligations for such actions, including signing any required documents and instruments and providing any information, certification or documents required by Seller and/or the respective authorities, institutions and registrars for such purpose. From time to time, after the Closing Date and during a period of 18 months from the Closing Date, the Seller shall at the reasonable request (and with the reasonable cooperation) and at the expense of the Buyer, execute and deliver, or use its best efforts to cause to be executed and delivered, all such other and further instruments of sale, assignment, assumption, transfer and conveyance and other documents and instruments, as may be reasonably required or desirable to confirm or record the Buyer’s rights in the Acquired Assets and take all such other and further action, as the Buyer may reasonably request, in order to vest or perfect the Buyer’s right, title and interest in and to the Acquired Assets.

6.2	Transferred IP Rights Maintenance. Buyer shall be responsible at its own costs, for the preparation, filing, prosecution, protection and maintenance of the Assigned Patent Rights in all territories they are currently registered.

6.3	Insurance. Buyer shall maintain insurance with respect to its activities under this Agreement regarding the Acquires Assets in such amount as such party customarily maintains with respect to similar activities for its other products, but not less than such amount as is reasonable and customary in the medical device industry. Each insurance policy shall name as additional insureds Seller and their, directors, officers, agents and employees and be placed with a reputable insurer with a minimum AM Best rating of A- VII, or S&P A, or better.

6.4	Confidentiality and Nondisclosure.

6.4.1	The Seller and the Buyer agree that all information relating to the Acquired Assets, including but not limited to the following, shall be deemed confidential information: business strategies, technology plans, financial conditions, business plans, marketing strategies and plans, data, business records, customer lists, and any and all information concerning the Acquired Assets that would be deemed confidential, a trade secret, a customer list, or other form of proprietary information of the Seller (collectively “Confidential Information”). The Seller and the Buyer hereby agree, that up until the Closing Date all of the Confidential Information shall be solely owned by the Seller, and that immediately following the Closing Date all of the Confidential Information shall be solely owned by the Buyer.

6.4.2	The Seller and the Buyer hereby expressly agree to maintain such Confidential Information of the other party and not to disclose any Confidential Information owned by the other party to any third party. The Seller or Buyer may, however, disclose such Confidential Information if required by law or court order, provided that the disclosing party gives the other party prior written notice and makes good faith best efforts to obtain confidential treatment for such Confidential Information.

6.4.3	Notwithstanding the above, Confidential Information shall not include any information relating to the Excluded Assets, which shall at all times remain the sole property of the Seller and be deemed as Confidential Information of the Seller.

6.5	Joint PR. Subject to Section 6.2 above, the parties may jointly issue a PR in a form and language as mutually agreed in writing between the parties.

7.	SURVIVAL AND INDEMNIFICATION

7.1	Survival of Representations and Warranties.

(a) The representations and warranties of Seller and Buyer and the covenants and agreements that by their nature are required to be performed at or prior to the Closing, in each case contained in this Agreement, shall survive the Closing and remain in full force and effect until the date that is twelve (12) months from the Closing.

(b) All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived by the Party entitled to such performance.

7.2	Indemnified Losses. For the purpose of this Section 7.2, and when used elsewhere in this Agreement, the term “Loss” shall mean and include, any and all direct liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and actual expenses incurred, including the reasonable attorneys’ fees and other legal costs and direct expenses relating thereto.

7.2.1	Indemnification by Seller. Subject to the provisions of this Section 7, Seller agrees, from and after the Closing Date, to defend, indemnify and hold harmless the Buyer and any director, officer, employee, or attorney thereof, from and against any Loss actually suffered or incurred by any Buyer Indemnified Party to the extent actually arising from or relating to any: (i) breach of the Seller’s representations and warranties as set forth in Section 4 above and/or Sellers’s covenants under the Agreement; (ii) any Excluded Assets; or (iii) any Third Party) claim related to the Excluded Assets.

7.2.2	Indemnification by Buyer. Subject to the provisions of this Section 7, Buyer agrees, from and after the Closing Date, to defend, indemnify and hold harmless the Seller and any director, officer, employee, or attorney thereof, from and against any Loss actually suffered or incurred by such Seller Indemnified Party to the extent arising from or relating to any: (i) breach of the Buyer’s representations and warranties as set forth in Section 5 above and/or Buyer’s covenants under the Agreement; (ii) use, ownership, possession, operation, sale, lease, service or other exploitation of any of the Acquired Assets from and after the Closing; or (iii) any Assumed Liability.

Any person providing indemnification pursuant to the provisions of this 7 is hereinafter referred to as an “Indemnifying Party” and any person entitled to be indemnified pursuant to the provisions of this Section 7 is hereinafter referred to as an “Indemnified Party”.

7.3	The right for indemnification provided under this Agreement is the parties’ exclusive remedy for any breach of the representations, warranties, covenants, agreements, and obligations in this Agreement. Any claim for indemnification under this Agreement, may only be asserted and filed by the parties within the Survival Period, and with respect to either of the parties’ covenants and agreements contained in this Agreement, that by their nature are required to be performed after the Closing and/or the Survival Period, shall survive the Closing and the Survival Period until fully performed or fulfilled.

7.4	Procedures for Third Party Claims. In the case of any claim of a third party that may reasonably give rise to Losses, for which an Indemnifying Party may be liable for indemnification under this Section 7 (a “Third Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. Each claim notice shall (A)(1) specify in reasonable detail all relevant facts, conditions and events, and (2) identify the specific provisions of this Agreement which give rise to such indemnification right; and (B) include a good-faith estimate of the amount of Losses for which the Indemnified Party is seeking indemnification from the Indemnifying Party. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless: (a) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, or (b) the Indemnified Party shall have reasonably concluded that (i) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, or (ii) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (a) or (b) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

7.5	Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Losses. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Losses. In the event of disagreement on the Losses, the Indemnified Party shall be entitled to submit a claim to the authorized court in Israel against the Indemnifying Party and the cost of such proceedings (including costs of investigation and reasonable attorney fees and disbursements) shall be awarded to the prevailing party.

7.6	Notwithstanding anything to the contrary in this Agreement, the total aggregate liability of any Indemnifying Party to pay indemnification amounts, is expressly limited as set forth in each and all of the provisions below: (i) where the Losses incurred by the Indemnified Party exceeds USD 100,000 (the “Deductible”), at which time only such Losses in excess of the Deductible will be subject to indemnification hereunder; and (ii) Seller’s or Buyer's aggregate Liability for indemnification pursuant to this Section 7, unless arising in connection with fraud or Third Party Claims, will not exceed fifteen percent (15%) of the value of the Transaction Consideration at the Closing date.

7.7	Notwithstanding anything to the contrary contained herein, neither party shall be liable for any (i) special, punitive, exemplary, incidental, consequential or indirect damages, (ii) lost profits or lost business, loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill; or (iii) damages calculated based on a multiple of profits, revenue or any other financial metric, in each case, whether based on contract, tort, strict liability, other laws or otherwise, and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault.

7.8	Sole Remedy; Waiver. Each Party acknowledges and agrees that the remedies provided for in this Agreement shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller, or Buyer or any of their Indemnified Parties, as the case may be, arising under or based upon any applicable Law, except that nothing herein shall limit the liability of either Party for fraud.

8.	TERMINATION

8.1	This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing: (i) by mutual written agreement of Seller and Buyer; (ii) by either party – in the event that any of the Conditions to obligations of each Party to effect the Agreement, as set forth in Section 3.3 above, has not been met by the Closing Date; or (iii) by Buyer or Seller - in the event that any of the Conditions precedent to the obligations of each Buyer or Seller, as set forth in Section 3.4 or 3.5 above, has not been met by the Closing Date.

8.2	In the event of termination of this Agreement as provided above, this Agreement shall be of no further force and effect and there shall be no further obligations on the part of Buyer or Seller or their respective officers, directors, shareholders, affiliates or representatives; provided, however, that notwithstanding anything herein to the contrary, Section 6.2 (Confidentiality), this Section 8.2 and Section 9 (Miscellaneous), will remain in full force and effect and survive any termination of this Agreement; and nothing herein will relieve any party hereto from liability arising out of or resulting from any fraud or intentional breach occurring prior to such termination.

9.	MISCELLANEOUS

9.1	Entire Agreement. This Agreement (including the schedules hereto) is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein or therein, and supersedes any and all previous agreements and understandings, written and oral, between the parties hereto with respect to those matters, including the Binding Term Sheet for the Sale of Patent Portfolio & Trademarks executed between the parties dated November 26, 2025.

9.2	Further Assurances. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement and after the Closing, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Acquired Assets to Buyer, on the terms herein contained, and to consummate the transactions herein contained to effectuate the provisions and purposes hereof.

9.3	Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law. The courts of Israel (in either Tel-Aviv or the city of Haifa) will have exclusive jurisdiction over all claims arising out of or relating to this Agreement and any ancillary document related thereto, and each party hereby consents and submits to such exclusive jurisdiction.

9.4	No Waiver. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other, or further, exercise thereof or the exercise of any other right, power or privilege.

9.5	Expenses. Each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that Buyer shall be responsible for all fees and expenses associated with the transfer of title to the Acquired Assets from Seller to Buyer. If the Seller actually pays any of those amounts on behalf of Buyer than Buyer shall indemnify Seller for those expenses.

9.6	Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) five business days following sending by registered or certified mail, postage prepaid, (b) one business day after it was sent, if sent by electronic mail or other forms of electronic messaging; provided that the such electronic transmission is confirmed by telephone or by electronic means, (c) when delivered, if delivered personally to the intended recipient, and (d) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

If to the Seller, to:	XYLO Technologies Ltd. 10 Hanechoshet St., Tel Aviv – Yafo 6971072, Israel Attn: __________________ e-mail: __________________

With a copy to (which shall not be deemed as due notice):	Primes & Co. – Law Firm 16 Derech Hayam, Haifa 34741, Israel Attn: Adv. Meytal Katz, Partner e-mail: meytal@pgs-law.co.il

If to the Buyer, to:	SciSparc Ltd. 20 Raoul Wallenberg St., Tel Aviv – Yaffo 6971904, Israel Attn: Oz Adler e-mail: Oz@scisparc.com

With a copy to (which shall not be deemed as due notice):	Meitar | Law Offices Address: 16 Abba Hillel Road, Ramat Gan, 5250608, Israel Attn: Dr. Shachar Hadar, Partner e-mail: Shacharh@metiar.com or to such other address(es) as shall be furnished in writing by any such party to each of the other parties hereto in accordance with the provisions of this Section 9.6.

9.7	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

9.8	Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

9.9	No Presumption; Waiver. Each of the parties agrees, represents and acknowledges that it was duly represented in this Agreement, its drafting, negotiations and in the underlying transaction, with such legal counsel of its choice, and that neither party is relying on the representation and legal counsel or advice of the other party.

9.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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[Signature Page to the Asset Purchase Agreement, between XYLO & SciSparc, dated January 8,2026]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the APA Effective Date.

/s/ Xylo Technologies Ltd.		/s/ SciSparc Ltd.
XYLO TECHNOLOGIES LTD. (Seller)		SCISPARC LTD. (Buyer)
By its Authorized Signatory		By its Authorized Signatory
Name:	Eli Yoresh	Name:	Oz Adler
Title:	Chief Executive Officer	Title:	Chief Executive Officer